Exhibit 8.1

Organizational Structure

Natuzzi S.p.A. is the parent company of the Natuzzi Group. As of March 31, 2016, the Company’s principal operating subsidiaries were:

Name	Percentage of ownership	Registered office	Activity
Italsofa Nordeste LTDA	100.00	Salvador de Bahia, Brazil	(1)
Italsofa Shanghai Ltd	96.50	Shanghai, China	(1)
Natuzzi China (Shanghai) Ltd	100.00	Shanghai, China	(1)
Italsofa Romania SRL	100.00	Baia Mare, Romania	(1)
Natco S.p.A.	99.99	Santeramo in Colle, Italy	(2)
I.M.P.E. S.p.A.	100.00	Bari, Italy	(3)
Nacon S.p.A.	100.00	Santeramo in Colle, Italy	(4)
Lagene S.r.l.	100.00	Santeramo in Colle, Italy	(4)
Natuzzi Americas Inc.	100.00	High Point, NC, USA	(4)
Natuzzi Iberica S.A.	100.00	Madrid, Spain	(4)
Natuzzi Switzerland AG	100.00	Dietikon, Switzerland	(4)
Natuzzi Benelux S.A.	100.00	Hereentals, Belgium	(4)
Natuzzi Germany Gmbh	100.00	Köln, Germany	(4)
Natuzzi Japan KK	100.00	Tokyo, Japan	(4)
Natuzzi Service Limited	100.00	London, UK	(4)
Natuzzi Trading Shanghai Ltd	100.00	Shanghai, China	(4)
Natuzzi Oceania PTI Ltd	100.00	Sydney, Australia	(6)
Natuzzi Russia OOO	100.00	Moscow, Russia	(4)
Natuzzi India Furniture PVT Ltd	100.00	New Delhi, India	(4)
Italholding S.r.l. liquidating	100.00	Bari, Italy	(6)
Natuzzi Netherlands Holding BV	100.00	Amsterdam, Holland	(5)
Natuzzi Trade Service S.r.l. liquidating	100.00	Santeramo in Colle, Italy	(6)
Softaly (Shanghai) Furniture Co., Ltd.	96.50	Shanghai, China	(1)

(1)	Manufacture and distribution
(2)	Intragroup leather dyeing and finishing
(3)	Production and distribution of polyurethane foam
(4)	Services and distribution
(5)	Investment holding
(6)	Dormant

See Note 1 to the Consolidated Financial Statements included in Item 18 of this Annual Report for further information on the Company’s subsidiaries.